Exhibit 10.3
UNCOMMITTED LOAN AGREEMENT

Between

HINES GLOBAL REIT II, INC.

as Borrower

and

HINES INTERESTS LIMITED PARTNERSHIP

as Lender

dated

December 15, 2014

UNCOMMITTED LOAN AGREEMENT
THIS UNCOMMITTED LOAN AGREEMENT (this “Agreement”) is dated December 15, 2014 (the “Effective Date”), is by and between HINES GLOBAL REIT II, INC., a Maryland corporation, as the borrower (“Borrower”), and HINES INTERESTS LIMITED PARTNERSHIP, a Delaware limited partnership, as the lender and its successors and assigns (“Lender”).
AGREEMENT
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
Definitions
1.1    Certain Definitions. In addition to such other terms as are defined elsewhere herein, as used in this Agreement and the other Loan Documents (as defined below), the following terms shall have the following meanings, unless the context requires otherwise:
(a)    “Advance” shall have the meaning set forth in Section 3.1.
(b)    “Affiliate” shall mean, with respect to any Person, another Person directly or indirectly, through one or more intermediaries, controlling, controlled by or under common control with the Person in question. The term “control” as used in the preceding sentence means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
(c)    “Agreement” shall have the meaning set forth in the Preamble.
(d)    “Applicable Maturity Date” shall mean, as to each Advance, the date that is six (6) months from the date of such Advance, subject to extension pursuant to Section 2.8.
(e)    “Availability Period” shall mean the period from and including the Closing Date to but excluding the Termination Date.
(f)    “Bankruptcy” shall mean federal bankruptcy or insolvency or other debtor proceedings under state or local law.
(g)    “Base Interest Rate” shall mean, at the time of any determination of the Base Interest Rate under this Agreement, a per annum rate, equal to, the greater of (A) HILP Credit Facility Rate and (B) OP Credit Facility Rate. For each Advance hereunder, such rate shall be determined on the date of such Advance and reset every 30 days thereafter during the term of such Advance.
(h)    “Borrower” shall have the meaning set forth in the Preamble.

(i)    “Business Day” shall mean any day except a Saturday, Sunday or a United States federal holiday.
(j)    “Capital Expenditure Reserve” means, on an annual basis (or a pro-rata basis for assets owned less than twelve (12) months on the date of calculation), an amount equal to the sum of (A) the product of (i) the aggregate number of gross square feet of improvements contained in the applicable Real Property owned by the Operating Partnership or any Subsidiary of the Borrower that has reached the Stabilization Date, calculated as of the last day of the immediately preceding calendar quarter, multiplied by (ii) $0.15 for Retail Property and Industrial Property, $0.25 for Office Buildings, plus (B) the sum of $200 per unit for Multifamily Residential Property that has reached the Stabilization Date. Capital Expenditure Reserve shall be calculated on a consolidated basis in accordance with GAAP, and including (without duplication) the Equity Percentage of Capital Expenditure Reserve for the Borrower’s Subsidiaries and Unconsolidated Affiliates.
(k)    “Change of Control” shall mean (i) as to the Borrower, that a Hines Affiliate is no longer an advisor to Borrower and (ii) as to the Operating Partnership, that the Borrower shall no longer be the sole general partner of the Operating Partnership or the Borrower shall no longer own at least seventy percent (70%) of the equity interests in the Operating Partnership.
(l)    “Closing” shall mean execution and delivery of the Loan Documents.
(m)    “Closing Date” shall mean the date upon which Closing occurs.
(n)    “Code” means the Internal Revenue Code of 1986, as amended.
(o)    “Compliance Certificate” has the meaning set forth in Section 6.1(c) hereof and a form of which is attached hereto as Exhibit B.
(p)    “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
(q)    “Default Interest Rate” shall mean the lesser of (i) the Base Interest Rate plus 5.0% or (ii) the maximum rate of interest permitted by applicable law.
(r)    “Domestic Real Property” means Real Property located in one of the fifty states of the United States of America.
(s)    “Draw Request” shall have the meaning set forth in Section 3.1(b).
(t)    “Effective Date” shall have the meaning set forth in the Preamble.
(u)    “Eligible Ground Lease” means a lease of Real Property in which the Operating Partnership or a Subsidiary of the Borrower is ground lessee meeting the following requirements: (a) a remaining term (including renewal options exercisable at lessee’s sole option) of at least twenty-five (25) years, and (b) the Lender has determined that the ground lease is financeable in that it provides or allows (either in the ground lease or in a current valid estoppel letter executed by the landlord) for, without further consent from the landlord, (i) notice and right to cure to lessee’s lender, (ii) a pledge and mortgage of the leasehold interest, and (iii) recognition of a foreclosure of the leasehold interest including no prohibition on entering into a new lease with the lender.
(v)    “Environmental Laws” shall mean all federal, state and local environmental laws and regulations, including but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, Public Law No. 96-510, 94 Stat. 2767, 42 USC 9601 et seq, and the Superfund Amendments and Reauthorization Act of 1986, Public Law No. 99-499, 100 Stat. 1613.
(w)    “Environmental Proceedings” shall mean environmental proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to the Project.
(x)    “Equity Percentage” means the aggregate ownership percentage of the Borrower and its Subsidiaries in each Subsidiary or Unconsolidated Affiliate, which shall be calculated as follows: (a) for inclusion in Indebtedness, the Borrower’s nominal capital ownership interest in the Subsidiary or the Unconsolidated Affiliate as set forth in the Subsidiary’s or the Unconsolidated Affiliate’s organizational documents, and (b) for all other purposes, the greater of (i) the Borrower’s nominal capital ownership interest in the Subsidiary or the Unconsolidated Affiliate as set forth in the Subsidiary’s or the Unconsolidated Affiliate’s organizational documents, and (ii) the Borrower’s economic ownership interest in the Subsidiary or the Unconsolidated Affiliate, reflecting the Borrower’s share of income and expenses of the Subsidiary or the Unconsolidated Affiliate.
(y)    “Event of Default” shall mean any one or more of the events set forth in Section 8.1.
(z)    “Financial Officer” means the chief financial officer, chief executive officer, chief operating officer, principal accounting officer, treasurer, controller or other authorized officer of the Borrower.
(aa)    “Financial Covenant Start Date” means the earlier of (A) the first anniversary of the effective date of this Credit Agreement or (B) the effective date of the OP Credit Agreement.
(bb)    “GAAP” means generally accepted accounting principles in the United States of America.
(cc)    “Hazardous Materials” shall mean (i) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, toxic mold, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous wastes,” “restrictive hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect under any other applicable Environmental Law.
(dd)    “HILP” shall mean Hines Interests Limited Partnership, a Delaware limited partnership, its corporate successors and assigns.
(ee)    “HILP Credit Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of June 12, 2012, by and among Lender, as Borrower, JPMorgan Chase Bank, N.A., as Administrative, and certain other Persons party thereto, as same may be amended, restated or replaced in its entirety from time to time.
(ff)    “HILP Credit Facility” shall mean the borrowing facility available to Lender pursuant to the HILP Credit Agreement.
(gg)    “HILP Credit Facility Rate” shall mean the per annum rate of interest then applicable to a Eurodollar Borrowing for a one-month Interest Period pursuant to the HILP Credit Facility in accordance with the terms of the HILP Credit Agreement (as such capitalized terms are defined therein). In the event of a replacement of the HILP Credit Agreement or a refinancing of the HILP Credit Facility, the HILP Credit Facility Rate shall be the one-month euro-dollar rate at which Lender may then borrow funds pursuant to any such replacement credit agreement or credit facility, as same may thereafter be amended, restated or replaced. If the HILP Credit Facility is terminated, from the date of such termination through and until the full repayment of all Obligations under this Agreement, the HILP Credit Facility Rate shall be the rate determined in the same manner as the HILP Credit Facility Rate that was then being charged to Lender pursuant to the HILP Credit Facility immediately prior to such termination.
(hh)    “Hines Affiliate” shall mean any Person which:
(1)    is any of (i) a general or limited partnership, in which the only managing partners are Gerald D. Hines, Jeffrey C. Hines, the Lender or another Hines Affiliate; (ii) a limited liability company in which the only managing members are one or more of Gerald D. Hines, Jeffrey C. Hines, the Lender or another Hines Affiliate; (iii) a corporation the majority of the voting stock of which is owned, directly or indirectly, by members of the Hines Family, one or more Hines Family Trusts or another Hines Affiliate; (iv) HILP; (v) any fund or co-investment vehicle, platform or program (e.g., a series of related coordinated investments through project-specific legal entities) controlled by the Lender or another Hines Affiliate, as fund/entity/program managing general partner, managing member, manager or advisor; (vi) Hines REIT; (vii) the Operating Partnership; (viii) Hines Global REIT, or (ix) any other entity other than the entities described in clauses (i) through (viii) of this definition that is controlled, directly or indirectly, by Gerald D. Hines, Jeffrey C. Hines, the Lender or another Hines Affiliate; and
(2)    has non-exclusive rights to use the “Hines” name or brand and to access the “Hines” support network (including, without limitation, expertise relating to the performance of property management and development management services, as applicable) in discharging its obligations.
(ii)    “Hines Family” shall mean any one or more of (i) Jeffrey C. Hines, his spouse and his children and grandchildren (including, without limitation, children and grandchildren by adoption); (ii) Gerald D. Hines, his spouse and his children and grandchildren (including, without limitation, children and grandchildren by adoption); or (iii) the estate of either of them or the issue (including, without limitation, children and grandchildren by adoption), brothers, sisters and spouses of issue of Gerald D. Hines or Jeffrey C. Hines.
(jj)    “Hines Family Trust” shall mean a trust, the vested beneficiaries of which include members of the Hines Family and in which the only trustees are Gerald D. Hines, Jeffrey C. Hines, members of the Hines Family, the Lender or another Hines Affiliate.
(kk)    “Hines Global REIT” shall mean Hines Global REIT, Inc., a Maryland corporation, its successors and assigns and any successor to all or a substantial part of the assets of Hines Global REIT.
(ll)     “Hines REIT” shall mean Hines Real Estate Investment Trust, Inc., its successors and assigns, and any successor to all or a substantial part of the assets of the Hines REIT.
(mm)    “Historical Value” means the recorded book value, before consideration of accumulated depreciation, of Real Property, including improvements, tenant improvements, ordinary related purchase transaction costs, the cost of capital improvements (including construction costs for property under construction or development) and leasing commissions that are capitalized in accordance with GAAP, made by the Operating Partnership, less any provision for losses, all determined in accordance with GAAP.
(nn)    “Indemnitee Parties” shall have the meaning set forth in Section 9.1.
(oo)    “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees by such Person of Indebtedness of others based on the amount guaranteed by such Person, (h) all capital lease obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, payments received in consideration of sale of an ownership interest in the Borrower when the interest so sold is determined, and the date of delivery is, more than one (1) month after receipt of such payment and only to the extent that the obligation to deliver such interest is not payable solely in such interest of such Person, and (1) all obligations, contingent or otherwise, of such Person with respect to any hedging agreements that are not secured by Real Property. For purposes of determining Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any hedging agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such hedging agreement were terminated at such time. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Each of the components of Indebtedness shall be calculated on a consolidated basis in accordance with GAAP, as applicable, and including (without duplication) the Equity Percentage of Indebtedness for the Borrower’s Subsidiaries and Unconsolidated Affiliates.
(pp)    “International Real Property” means any Real Property that is not Domestic Real Property.
(qq)    “Lender” shall have the meaning set forth in the Preamble hereto.
(rr)    “Loan” shall mean the loan to be made by Lender to Borrower pursuant to this Agreement in the Loan Amount, and evidenced by the Note.
(ss)    “Loan Amount” shall mean $75,000,000.
(tt)    “Loan Documents” shall mean the Note, this Agreement and all other documents, instruments and agreements delivered in connection with the transactions contemplated by this Agreement.
(uu)    “Net Operating Income” means, for any income producing operating Real Property, the difference between (a) any rental revenues (other than those paid or payable other than in cash), proceeds and other income received from such property, including all pass-through reimbursables (to the extent the expense being reimbursed is included as an expense in clause (b) below), early lease termination or other penalties to the extent they replace revenue which would have been earned during the same period, proceeds from rental interruption insurance, and percentage rent (but excluding security or other deposits, or other income of a non-recurring nature) during the determination period, less (b) an amount equal to all costs and expenses (excluding interest expense, income taxes and any expenditures that are capitalized in accordance with GAAP) incurred as a result of, or in connection with, or properly allocated to, the operation or leasing of such property during the determination period; provided, however, that the amount for the expenses for the management of a property included in clause (b) above shall be set at the greater of actual expense or two and one-half percent (2.5%) of the amount provided in clause (a) above. Net Operating Income shall be calculated on a consolidated basis in accordance with GAAP, and including (without duplication) the Equity Percentage of Net Operating Income for the Borrower’s Subsidiaries and Unconsolidated Affiliates.

(vv)     “Note” shall mean that Promissory Note of even date herewith made by Borrower to the order of Lender, in the form of Exhibit A attached hereto, evidencing Borrower’s obligation to repay the Loan, as the same is amended or modified.
(ww)    “Obligations” shall mean the obligations, both payment and performance, of Borrower under the Loan Documents and any other agreements entered into by Borrower in connection with the Loan.
(xx)    “Occupancy Level” means the occupancy level of a Real Property that is leased to bona fide tenants (including leases to Affiliates of the Operating Partnership or the subject property manager (or any of their respective Affiliates) up to a maximum amount of space covered by such leases (including expansion options) of five percent (5.0%) of the net rentable space in the applicable project) paying rent under written leases, based on the square feet of occupancy at the time of determination.
(yy)    “OP Credit Agreement” shall mean any revolving credit facility, Operating Partnership, as borrower, may enter into with one or more unaffiliated banking institutions, as same may be amended, restated or replaced in its entirety from time to time.
(zz)    “OP Credit Facility” shall mean the borrowing facility available to Hines Global REIT II Properties LP pursuant to the OP Credit Agreement.
([[)    “OP Credit Facility Rate” shall mean the per annum rate of interest applicable to eurodollar borrowings for a one-month interest period pursuant to the OP Credit Facility in accordance with the terms of the OP Credit Agreement.
(aaa)    “Operating Partnership” shall mean Hines Global REIT II Properties LP, its successor and assigns, and any successor to all or a substantial part of the assets of the Hines Global REIT II Properties LP.
(bbb)    “Original Applicable Maturity Date” shall have the meaning set forth in Section 2.8(a).
(ccc)    “Person” shall mean and includes any natural person, corporation, limited partnership, general partnership, limited liability company, joint venture, joint stock company, association, company, trust, bank, trust company, land trust, insurance trust or other organization, whether or not legal entities, and governments and agencies and political subdivisions thereof.
(ddd)    “Real Property” means, collectively, all interest in any land and improvements located thereon (including Eligible Ground Leases and direct financing leases of land and improvements owned by a Person), together with all equipment, furniture, materials, supplies and personal property now or hereafter located at or used in connection with the land and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by any Person.

(eee)    “Secured Debt” means the Indebtedness of the Borrower and any of its Subsidiaries secured by a lien.
(fff)    “Stabilization Date” means, with respect to a property, the earlier of (a) twelve (12) months after substantial completion of new construction or development, or (b) the first date the Occupancy Level is at least ninety percent (90%).
(ggg)    “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with full consolidation method GAAP as of such date.
(hhh)    “Termination Date” shall mean the earlier to occur of (i) the termination of the Availability Period pursuant to Section 3.3, (ii) the date which is two (2) years from the Effective Date and (iii) the date the Lender accelerates the repayment of the Loan pursuant to Section 8.2.
(iii)    “Third Party” shall have the meaning set forth in Section 9.5.
(jjj)    “Total Asset Value” means the sum of (without duplication) (a) the aggregate Value of all of the Operating Partnership’s and any of the Borrower’s Subsidiaries’ Real Property; plus (b) the amount of any cash and cash equivalents, excluding tenant security and other restricted deposits (other than as allowed by clause (e) of this definition) of the Borrower; plus (c) investments in the Borrower’s Unconsolidated Affiliates that are engaged primarily in the business of investment in and operation of Real Property, valued at an amount equal to the Value of each Unconsolidated Affiliate’s Real Property multiplied by the Equity Percentage for that Unconsolidated Affiliate; plus (d) loans, advances and extensions of credit that are made by the Borrower or any of its Subsidiaries or Unconsolidated Affiliates that are not then in default (calculated on the book value of the investment in accordance with GAAP, multiplied in the case of Unconsolidated Affiliates by the Equity Percentage for that Unconsolidated Affiliate); plus (e) earnest money deposits for potential Real Property acquisitions where the potential beneficiary of the deposit is not claiming that the underlying purchase agreement is in default, not to exceed five percent (5.0%) of Total Asset Value before giving effect to such deposits. The components of Total Asset Value shall be calculated on a consolidated basis in accordance with GAAP, as applicable. For the purposes of calculating Total Asset Value, the aggregate value of International Real Property may not exceed 60% of Total Asset Value inclusive of such amount, decreasing to 55% eighteen (18) months after the Closing Date.
(kkk)    “Unconsolidated Affiliate” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would not be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with full consolidation method GAAP as of such date.
(lll)    “Value” means the sum of the following:

(i)    for Domestic Real Property that the Borrower or a Subsidiary of the Borrower has owned for all of the immediately preceding twelve (12) calendar months, the “as is” appraised value based on appraisals satisfactory to Lender that are prepared within the last twelve (12) months, provided that at any time when such an appraisal is not available, then Value will be determined by dividing (i) the aggregate Net Operating Income of the subject property based on the immediately preceding twelve (12) calendar months, less the Capital Expenditure Reserve for such property, by (ii) the cap rate then applicable under the OP Credit Agreement; plus
(ii)    for Domestic Real Property that has not been owned by the Borrower or a Subsidiary of the Borrower for all of the immediately preceding twelve (12) calendar months, the Historical Value of the subject property; plus
(iii)    for International Real Property, the Historical Value of the subject property.
1.2    Other Provisions; Rules of Usage.
(a)    All terms in this Agreement, the exhibits and the schedules hereto shall have the same defined meanings when used in any other Loan Document, unless context shall require otherwise; all personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular; the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement; and except where specifically restricted, reference to any Person includes that Person and its heirs, devisees, personal representatives, successors and assigns.
(b)    Titles of articles and sections in this Agreement are for convenience only, do not constitute part of this Agreement, and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to articles, sections, subsections, paragraphs, clauses, subclauses, schedules or exhibits shall refer to the corresponding article, section, subsection, paragraph, clause, subclause, schedule or exhibit attached to this Agreement, unless specific reference is made to the articles, sections or other subdivisions or divisions of such schedule or exhibit to or in another document or instrument.
(c)    All the terms, covenants, conditions and agreements contained in the Note and the other Loan Documents are hereby made a part of this Agreement to the same extent and with the same force as if fully set forth herein. Each definition of a document in this Agreement shall include such document as amended, modified, or supplemented from time to time.

ARTICLE II.
Amount and Terms of the Loan
2.1    Making the Loan. On the conditions set forth herein, Lender may, in its sole and absolute discretion, make Advances to Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the aggregate principal amount of all outstanding Advances to exceed the Loan Amount. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow.
2.2    Note. Borrower’s obligation to pay the principal of, and interest on, the Loan shall be evidenced by the Note. The Note (i) has been executed and delivered by Borrower; (ii) is payable to the order of Lender and dated as of the date of this Agreement; (iii) is in the original principal amount of the Loan Amount; (iv) is due and payable on the Applicable Maturity Date for each Advance; (v) bears interest as provided in Section 2.4; and (vi) is entitled to the benefits of this Agreement and the other Loan Documents.
2.3    Uncommitted Undertakings.
(a)    Borrower acknowledges and agrees that the Lender has no obligation to make any Advance to the Borrower under this Loan Agreement and that the making of one or more Advances hereunder shall not obligate the Lender to make any future Advances hereunder. Without limiting the foregoing, nothing contained in this Loan Agreement shall be deemed to create any commitment on the part of the Lender to make any Advance hereunder or to affect, impair or diminish the right of the Lender in its sole discretion, to refuse to honor any Draw Request or otherwise fund any requested Advance.
(b)    In furtherance of this Section 2.3, Borrower expressly agrees that no course of action or conduct shall obligate the Lender to make any Advance. Borrower hereby waives presentment, notice of dishonor, protest and all other notices in connection with this Loan Agreement (other than demand for payment and other notices expressly required by the Loan Documents).
2.4    Interest Rates and Payment.
(a)    The unpaid principal amount of each Advance shall bear interest from the date of such Advance until indefeasibly paid in full at a per annum rate equal to the Base Interest Rate.
(b)    Notwithstanding anything to the contrary in Section 2.4(a), if an Event of Default is in existence, all outstanding amounts of principal and, to the extent permitted by applicable law, all overdue interest in respect of the Loan, shall bear interest, payable on demand, at a per annum rate equal to the Default Interest Rate. If any amount (other than the principal of and interest on the Loan) payable by Borrower under the Loan Documents is not paid when due, such amount shall bear interest, payable on demand, at a per annum rate equal to the Default Interest Rate.

(c)    Prior to maturity, whether by acceleration or otherwise, interest on each Advance shall be due and payable in arrears on the first day of each month, beginning with the first day of the first calendar month occurring after the date of such Advance.
(d)    On and after the Applicable Maturity Date for each Advance, all interest on such Advance shall be due and payable on demand.
(e)    If Borrower shall fail to pay any portion of the Obligations within 5 days of its due date, Borrower shall also pay Lender a late charge calculated at the rate of 5% of the Obligations for the purpose of defraying the expenses incident to handling such delinquent payment; provided that in no event shall Borrower be required to pay a late fee greater than the maximum amount permitted under applicable law or pay a late fee as to the principal amount of an Advance at or after a maturity of such Advance. Such late charge shall be in addition to, and not in lieu of, any other remedy Lender may have and is in addition to any reasonable fees and charges of any agents or attorneys that Lender is entitled to employ upon any Event of Default by Borrower hereunder or under any other Loan Document, whether authorized herein or by applicable law.
(f)    All computations of interest on the Loan hereunder and of other fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.
(g)    All payments by Borrower under the Loan Documents shall be in immediately available funds, without set-off or counterclaim.
(h)    The Lender shall determine the interest rate applicable to each Advance hereunder in accordance with the definition of Base Interest Rate. The Lender shall give prompt notice to the Borrower of each rate of interest so determined, and its determination thereof shall be conclusive and binding in the absence of manifest error.
2.5    Term of each Advance. All principal, interest and other sums due under the Loan Documents with respect to an Advance shall be due and payable in full on the Applicable Maturity Date for such Advance, unless earlier accelerated pursuant to Section 8.2.
2.6    Prepayments.
(a)    Voluntary Prepayments. Borrower shall have the right to prepay any Advance in whole or in part, at any time, and from time to time, at par, without prepayment penalty or premium, together with accrued interest on the principal amount prepaid.
(b)    Mandatory Prepayments. Provided that such distribution is not prohibited by the OP Credit Agreement, Borrower will cause the OP Partnership to distribute to the Borrower the net cash proceeds from the issuance of any capital raise, which the Borrower shall apply to ratably prepay the Advances immediately upon the receipt thereof.
2.7    Application of Prepayments. Any such prepayments made pursuant to this Article II will be applied (i) first, to the payment of accrued but unpaid interest on such Advance; (ii) second, any accrued but unpaid costs and expenses then accrued and payable to Lender under this Agreement or any other Loan Document; (iii) third, to the payment of the principal balance then outstanding on such Advance.
2.8    Extension of Applicable Maturity Date.
(a)    Requests for Extension. The Borrower may, by notice to the Lender not earlier than 45 days and not later than fifteen (15) days prior to the original Applicable Maturity Date of any Advance then in effect hereunder (the “Original Applicable Maturity Date”), notify the Lender that the Borrower has elected to extend such Original Applicable Maturity Date in respect of such Advance for an additional six (6) months from the Original Applicable Maturity Date.
(b)    Conditions to Effectiveness of Extensions. The extension of any Original Applicable Maturity Date pursuant to this Section shall be effective with respect to any Advance provided that:
(i)    no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto; and
(ii)    the representations and warranties contained in this Agreement are true and correct on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

ARTICLE III.
Borrowing; Term Availability
3.1    Advances. The proceeds of the Loan, in a cumulative amount not to exceed the Loan Amount, will be advanced as described herein and used in the amounts and for the purposes set forth herein, and for no other purpose, all in accordance with and subject to the terms of this Agreement. The proceeds of the Loan may be advanced (each, an “Advance”) from time to time as requested by Borrower in accordance with the following provisions:
(a)    Borrower shall submit draw requests (each a “Draw Request”) for Advances of Loan proceeds not more frequently than once a month. Borrower shall submit each Draw Request at least 10 days before the date of such Advance. Each Draw Request shall be executed by Borrower.
(b)    Each Advance shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an Advance may be in an aggregate amount that is equal to the entire unused balance of the Loan Amount.
(c)    The Lender shall promptly inform the Borrower in writing if it elects in its sole discretion to decline to fund any Advance which the Borrower has requested. If the Lender elects to fund an Advance, subject to the fulfillment of all applicable conditions set forth herein, the Lender shall deposit the proceeds of each Advance in immediately available funds in the Borrower’s account not later than 2:00 p.m. on the date specified in the Draw Request as the borrowing date or, if requested by the Borrower in the Draw Request, shall wire transfer such funds as requested on or before such time.
3.2    Conditions to Each Advance. In addition to the conditions set forth in Section 3.1 and Article V, and without limitation of the Lender’s sole and absolute discretion whether to make any Advance, the Lender will not consider any Draw Request unless the following conditions shall have been satisfied prior to each individual Advance (as determined in Lender’s sole and absolute discretion):
(c)    No Default. There shall be no Event of Default or Default.
(d)    Representations. The representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects on and as of the date of the Advance, with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date);
(e)    Borrowing Availability under OP Credit Facility. There is no unused “Commitment” under the OP Credit Agreement that the Operating Partnership then is qualified to borrow.
Each Draw Request submitted by the Borrower shall constitute a representation and warranty by the Borrower that, as of the date of such Draw Request and as of the date of the applicable Advance, the conditions in this Section 3.2 are and will be satisfied.

3.3    Termination of Availability. The Lender may, in its sole and absolute discretion, declare a termination of the Availability Period by giving written notice of such termination to the Borrower. Such notice shall be effective five (5) days after the delivery of such notice. Such termination shall not affect any then outstanding Advances or any Draw Requests which have been approved by the Lender.

ARTICLE IV.
Representations and Warranties
Borrower represents and warrants as follows as of the Effective Date, as of the date of each Advance and as of the date of each extension of an Original Applicable Maturity Date:
4.1    Due Organization, Standing and Authority.
(f)    Each of the Borrower and its Subsidiaries is duly organized and validly existing under the laws of the State of its organization and has all requisite power and authority to own and operate its properties and to carry on its business.
(g)    Each of the Borrower and its Subsidiaries is duly qualified to do business as a foreign entity in all jurisdictions wherein such qualification is required by reason of the nature of its business and activities or the location of its property.
(h)    The Borrower has all requisite power and authority to execute and deliver the Loan Documents and to perform its obligations thereunder.
4.2    Authorization and Legality of the Loan and Loan Documents. The Loan Documents have been duly and validly authorized, executed and delivered by the Borrower. No further approval or authorization of any Person is or will be required in connection with Borrower’s performance under the Loan Documents as contemplated herein. The Loan Documents constitute the legal, valid and binding obligations of Borrower enforceable against it in accordance with their respective terms, subject to Bankruptcy and other limitations on creditor’s rights generally.
4.3    Approval. No consent, approval or authorization of, or qualification, designation, declaration or filing with any governmental authority or any other Person is required in connection with the execution, delivery and performance by Borrower of the Loan Documents.
4.4    Litigation. There is no action, proceeding or investigation pending or to Borrower’s knowledge threatened (or any basis therefor known to Borrower), that questions the validity of any of the Loan Documents or any action taken or to be taken pursuant to this Agreement or any other Loan Documents or contemplated hereby, or that might result, either in any case or in the aggregate, in any material adverse change in the business, prospects, operations, affairs or condition of Borrower, or in any of its properties or assets, or in any material liability on the part of Borrower.
4.5    No Conflicts or Violations.
(a)    Borrower is not, and at the Closing will not be, in violation of any provision of its organizational documents, or of any agreement to which it is a party or by which any of its properties are bound, or of any instrument, judgment, decree, order, statute, rule or governmental regulation applicable to it.
(b)    The execution, delivery and performance of the Loan Documents and the taking of actions contemplated hereby or thereby will not (i) result in any violation of or be in conflict with or constitute a default under any of the laws, regulations, ordinances, judgments, orders or decrees, or result in the creation of any mortgage, lien, charge or encumbrance upon any of the properties or assets of Borrower pursuant to any of the foregoing; or (ii) materially adversely affect the business, prospects, operations, affairs or condition of Borrower or any of its properties or assets; or (iii) violate or result in a default under any indenture, agreement or other instrument binding upon Borrower or its assets, or give rise to a right thereunder to require any payment to be made by Borrower.
(c)    No Default has occurred and is continuing.
4.6    Environmental Condition of Property etc. (i) Borrower has not received written notice of any violation of any Environmental Laws; and (ii) except to the extent the same could not reasonably be expected to materially adversely affect the business, prospects, operations, affairs or condition of Borrower or any of its properties or assets, there are no Hazardous Materials located on, in or under the property of the Borrower or its Subsidiaries or used in connection therewith that would cause a violation of any applicable Environmental Law. Borrower and/or each Subsidiary have obtained all licenses, permits and approvals required under applicable Environmental Laws with respect to its properties which were obtainable to date. Borrower has no reason to believe that any and all such permits, licenses and approvals not yet obtained will not be obtained in a timely manner. Borrower shall furnish to Lender promptly upon request true and correct copies of all licenses, permits and approvals required under applicable Environmental Laws. There are no pending or, to Borrower’s knowledge, threatened Environment Proceedings.
4.7    Financial Status. Borrower is able to pay its debts as such debts become due, and has capital sufficient to carry on its business. Borrower shall not be rendered insolvent by its execution, delivery or performance of the Loan Documents or the transactions contemplated thereunder.
4.8    Financial Statements. Any and all balance sheets, statements of income or loss, and financial statements heretofore furnished to Lender with respect to Borrower, are true and correct in all material respects as of the dates thereof, and fully and accurately present the financial condition of the subjects thereof as of the dates thereof, and no material adverse change has occurred in the financial condition reflected therein since the dates of the most recent thereof.
4.9    REIT Status. The Borrower has elected status as a real estate investment trust under Section 856(c)(1) of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the Borrower as a real estate investment trust.

ARTICLE V.
Conditions Precedent
5.1    Conditions to Closing. The effectiveness of this Agreement is subject to the fulfillment to Lender’s satisfaction, before or at the Closing (unless otherwise specified below), of the following conditions:
(i)    Representations and Warranties Correct. The representations and warranties made herein, in the other Loan Documents, or in any other document executed in connection with the transactions contemplated hereby shall be true and correct in all material respects.
(j)    Performance. Borrower shall have performed and complied in all material respects with all agreements and conditions contained in the Loan Documents required to be performed or complied with before or at the Closing.
(k)    Authorization. Borrower shall have been duly authorized to execute and deliver each of the Loan Documents to which it is a party by all necessary action and a certified copy of such authorizations and all organizational documents shall have been delivered to Lender.
(l)    No Default. No Event of Default and no Default, shall have occurred and be continuing hereunder.
(m)    Loan Documents. All Loan Documents shall have duly executed and delivered by Borrower, and all other parties thereto, and shall be in form and substance satisfactory to Lender.
(n)    Opinion of Borrower Counsel. Lender shall have received from Borrower’s counsel, an enforceability opinion, dated the Closing Date, in form and substance satisfactory to Lender and Lender’s counsel.
(o)    Financial Statements and Condition. Lender shall have received the most recent available financial statements of Borrower, and there shall have been no material adverse change in the financial condition of Borrower.
(p)    Conditions to Advances. Borrower shall have satisfied all conditions to Advances contained in the Loan Documents, including Section 3.2.
In any event, Lender’s execution of this Agreement shall be deemed to be evidence of the satisfaction or waiver by Lender of the conditions set forth in this Section 5.1.

ARTICLE VI.
Financial Statements
6.1    Information. Borrower will deliver or cause to be delivered to Lender, at Borrower’s expense:
(a)    within ninety (90) days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception arising out of the scope of the audit, or without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)    within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c)    on and after the Financial Covenant Start Date, concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (the “Compliance Certificate”) in the form of Exhibit B attached hereto;
(d)    with reasonable promptness, such other information and data with respect to Borrower as from time to time may be reasonably requested by the holder of the Note; and
(e)    notice of the occurrence of any Default or Event of Default.
6.2    Inspection. Lender shall have the right to visit and inspect Borrower’s and its Subsidiaries’ properties, books of account and records (and to make copies thereof and to take extracts therefrom), to discuss its affairs, finances and accounts with any manager, developer, or operator, and perform such other acts as described herein every month (which shall be during normal business hours). Any such inspection, or the procuring of documents and financial and other information, by Lender or on Lender’s behalf, shall be for Lender’s protection only, and shall not constitute any assumption of responsibility by Lender to Borrower or anyone else with regard to the condition, construction, maintenance or operation of any such properties.

ARTICLE VII.
Additional Covenants
7.1    Affirmative Covenants. Borrower shall:
(c)    Promptly make all payments due and payable under the Note when due, and comply in all respects with the provisions of the Loan Documents.
(d)    Comply with all applicable federal, state and local laws, ordinances, regulations and restrictive covenants relating to the Borrower’s business and its operations.
(e)    Conduct its business in the usual and ordinary course and enter into no contract otherwise than in the ordinary course of business.
(f)    Maintain its existence and the right to carry on its business and duly procure all necessary renewals and extensions thereof and use its best efforts to maintain, preserve and renew all rights, powers, privileges, and franchises.
(g)    Pay and discharge promptly but in any event prior to delinquency all taxes, assessments, and governmental charges or levies imposed upon Borrower its income or any of its properties as well as claims of any kind (including claims for materials, labor and supplies) that, if unpaid, might become a lien or charge upon its property or any part thereof, and Borrower shall promptly deliver to Lender official receipts evidencing the payment thereof not later than 15 days prior to the delinquency thereof.
(h)    Pay all debts of and other sums payable by Borrower when and as the same shall become due and payable.
(i)    Keep and maintain, and will cause each of its Subsidiaries to, for so long as each of such Subsidiaries owns such property, keep and maintain (i) all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
(j)    Notify Lender in writing promptly upon the occurrence of any default or event of default under any other debt of any type or description.
(k)    Apply the proceeds of the Loan solely for the purpose of financing acquisitions of real estate assets on a bridge basis, and for working capital and other general corporate purposes.
(l)    Characterize the Loan as debt of Borrower for any and all purposes, including but not limited to accounting and tax purposes, and maintain consistent reporting positions as to such obligations on its financial statements and tax returns.

(m)    Promptly notify Lender of any change in the nature or extent of any Hazardous Materials on, in or under any property or any portion thereof or used in connection therewith to the extent Borrower has knowledge thereof and to the extent such change might result in a violation of any Environmental Law, and transmit to Lender copies of any citations, orders, notices or other material governmental or other communication received by Borrower or its Subsidiaries with respect to any other Hazardous Materials affecting the Project.
(n)    Maintain, and shall cause each Subsidiary thereof to, maintain: (ii) proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary; and (ii) such books of record and account in material conformity with all applicable requirements of any governmental authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
(o)    Comply with all of the terms of its organizational documents.
(p)    After request by Lender, Borrower shall within 10 days furnish Lender with a statement, duly acknowledged and certified by Borrower, (i) setting forth the amount of the original principal amount of the Note, the unpaid principal amount of the Note, the terms of the Note, the date installments of interest or principal, or both, were last paid, and any offsets or defenses to the payment of Borrower’s indebtedness to Lender, if any, (ii) stating that the Note and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, and (iii) reaffirming all representations and warranties of Borrower set forth herein and in the other Loan Documents as of the date requested by Lender or, to the extent of any changes to any such representations and warranties, so stating such changes.
(q)    Take all action necessary to maintain its status as a real estate investment trust under Section 856(c)(1) of the Code and the status of each of its Subsidiaries that is a corporation as a “qualified REIT subsidiary” under Section 856 of the Code.
7.2    Negative Covenants. Borrower shall not:
(d)    Merge or consolidate with or convert into any other entity, or sell, transfer, distribute, liquidate or otherwise wind-up its affairs or dispose of all or any substantial part of its properties or assets.
(e)    Amend its organizational documents in any material respect that would adversely affect Borrower’s obligations hereunder.
(f)    Take any action in violation of its organizational documents.
For purposes of this Section 7.2, Lender’s consent and/or approval to any matter for which Lender’s consent or approval is required under this Section 7.2 shall be deemed given if Borrower requests such consent or approval and same is not given or refused within 5 Business Days of such request.

7.3    Financial Tests. On and after the Financial Covenant Start Date, the Borrower shall at all times have and maintain, on a consolidated basis in accordance with GAAP, where applicable:
(c)    a maximum ratio of Indebtedness to Total Asset Value of eighty percent (80%); provided that said ratio will reduce to seventy percent (70%) on the first anniversary of the effective date of the OP Credit Agreement;
(d)    a maximum ratio of Secured Debt to Total Asset Value of seventy percent (70%); provided that said ratio will reduce to sixty-five percent (65%) on the first anniversary of the effective date of the OP Credit Agreement.

ARTICLE VIII.
Events of Default; Remedies
8.1    Events of Default. If any one or more of the following events shall occur for any reason whatsoever, it shall be deemed an Event of Default hereunder:
(g)    in the event Borrower fails to make any payment of principal, interest, and/or any other amounts under the Loan Documents within 5 days after the date the same shall become due and payable, whether at maturity or at a date fixed for prepayment or by acceleration or otherwise;
(h)    in the event Borrower defaults in the performance or observance of any other covenant, agreement or provision of this Agreement or any other Loan Document that is not cured within a period of 20 days (or, if incurable within such 20-day period, such longer time as may reasonably be necessary so long as cure is diligently pursued but in no event longer than 90 days after written notice of such default is given to such party);
(i)    if any representation or warranty, or any other statement of fact made by Borrower (or on behalf of Borrower) herein or in any other Loan Document or in any writing, certificate, report or statement (including financial statement) at any time furnished to Lender pursuant to or in connection with any Loan Document, or otherwise, shall be false or misleading in any material respect when made or become false or misleading at any time thereafter and same is not cured within a period of 30 days (or, if incurable within such 30-day period, such longer time as may reasonably be necessary so long as cure is diligently pursued but in no event longer than 90 days after written notice of such default is given to such party);
(j)    the occurrence of an “Event of Default,” as such term is defined in the OP Credit Agreement;
(k)    Borrower making a general assignment for the benefit of creditors, or consenting to the appointment of a trustee or a receiver, or admitting in writing its inability to pay its debts as they mature;
(l)    the appointment of a trustee or receiver for Borrower or for a substantial part of its properties without the consent of Borrower as applicable and such trustee or receiver not being discharged within 60 days;
(m)    the institution of Bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings by or against Borrower and, if instituted against it, the same being consented to by Borrower or remaining undismissed for a period of 60 days;
(n)    the rendering of any final, non-appealable judgment against Borrower for the payment of money in an amount in excess of $25,000,000 that is not adequately insured against and the same remaining undischarged or unstayed for a period of 30 days;

(o)    the dissolution, liquidation, conversion, merger, consolidation, Change of Control or any other reorganization of Borrower or the Operating Partnership that results in a Change of Control;
(p)    Borrower ceases to be treated as a real estate investment trust under Section 856(c)(1) of the Code or any Subsidiary that is a corporation ceases to be treated as a “qualified REIT subsidiary” under Section 856 of the Code in any taxable year.
8.2    Remedies.
(e)    Upon the occurrence of an Event of Default, Lender may, at its option, declare the Loan to be due and payable, whereupon the unpaid principal balance under the Note, all interest accrued thereon, and all other sums due under the Loan Documents, shall become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Note to the contrary notwithstanding, and Lender may exercise and shall have any and all rights and remedies available under applicable law in equity or under the Loan Documents.
(f)    Upon the occurrence and during the continuation of an Event of Default, Borrower shall not make any distributions to its shareholders under its organizational documents or otherwise, except to the extent necessary to cause Borrower to maintain its status as a real estate investment trust under Section 856 of the Code, meet the real estate investment trust distribution requirements set forth in Section 857(a) of the Code, and avoid the incurrence of entity level taxes under Sections 857(b)(1) and 4981 of the Code.
8.3    Non-exclusive. No right or remedy herein conferred upon Lender is intended to be exclusive of any other right or remedy contained herein or in any instrument or document delivered in connection with or pursuant to this Agreement, and every such right or remedy contained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise may be exercised separately or in any combination.
8.4    Non-exercise. No course of dealing between Borrower and Lender or any failure or delay on Lender’s part in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of such parties and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

ARTICLE IX.
Miscellaneous
9.1    Indemnification. Borrower will protect, indemnify and save Lender, its successors and assigns as holders of the Note, and their members, officers, employees, directors and agents (“Indemnitee Parties”) harmless from and against all liabilities, obligations, claims, damages, penalties, fines, liens, suits, causes of action, costs (including clean-up costs), expenses and judgments (including, without limitation, reasonable attorneys’ fees and expenses) of every kind and nature imposed upon or incurred by or asserted against any Indemnitee Party (i) as a direct or indirect result of any warranty or representation made in this Agreement or in any other Loan Document being false or untrue in any material respect, (ii) in connection with any property owned by Borrower or its Subsidiaries or any of the Loan Documents or Lender’s exercise of its remedies thereunder, and (iii) as a direct or indirect result of any requirement under any Environmental Law that requires the elimination or removal of any Hazardous Materials by Lender, Borrower, or any transferee of Borrower, or Lender; provided that Borrower shall not be obligated to indemnify an Indemnitee Party for such Indemnitee Party’s own grossly negligent acts or omissions or willful misconduct. Borrower’s obligations under this paragraph shall continue, survive and remain in full force and effect (notwithstanding payment in full and satisfaction of the Note).
9.2    Expenses. Borrower will pay (i) all the costs and expenses of the duplication or reproduction of this Agreement and of all agreements referenced herein; (ii) all costs and expenses of furnishing all opinions of counsel referenced herein and all certificates on behalf of Borrower, and of Borrower’s performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with; (iii) any reasonable travel expenses of Lender or Lender’s agents in connection with the Loan, any properties owned by Borrower or its Subsidiaries or any action taken under any of the Loan Documents; and (iv) the reasonable fees, expenses and disbursements of counsel to Lender.
9.3    Survival of Representations and Warranties, etc. All agreements, representations and warranties contained herein or made in writing by Borrower or on behalf of Borrower in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and any investigation at any time made by Lender or on Lender’s behalf. All material statements contained in any certificate or other document or instrument executed and delivered pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations by Borrower hereunder.
9.4    Notices. All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be delivered personally, sent by electronic mail or telecopy (provided an identical notice is also sent simultaneously by any other method provided in this Section 9.4), sent by registered or certified U.S. mail, postage prepaid, return receipt requested, or delivered by a nationally recognized overnight service (for example, Federal Express or UPS overnight). All such notices, demands, instructions and communications shall be deemed given upon receipt or refusal thereof and, unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 9.4, shall be given to or made upon the following persons at the addresses indicated below:

(i)	if to Lender, at: Hines Interests Limited Partnership 2800 Post Oak Boulevard Suite 5000 Houston, Texas 77056 Attention: Keith Montgomery email: keith.montgomery@hines.com

(ii)
if to Borrower, at:

Hines Global REIT II, Inc.
c/o Hines Interests Limited Partnership
2800 Post Oak Boulevard
Suite 5000
Houston, Texas 77056
Attention: Janice Walker
email:     Janice.walker@Hines.com
Telecopy: (713) 966-2075

Rejection or refusal to accept or inability to deliver because of changed addresses shall be deemed a receipt of such notice. The effectiveness of such notice will not be affected by the giving or lack thereof of courtesy copies of such notice. If any day on which any notice, demand, instruction or other communication is given or sent by any party hereto is not a Business Day, such notice, demand, instruction or other communication shall be deemed to have been given or sent on the Business Day next succeeding such non-Business Day.
9.5    Beneficiaries. The only beneficiaries of this Agreement are Lender and Borrower. Under no circumstances shall any other party (each, a “Third Party”), be a beneficiary of this Agreement. No Third Party shall be subrogated to Borrower’s rights or interest hereunder, or have the right to bring any action, suit or claim against Lender in connection with this Agreement, the Loan and Lender’s exercise of any rights or remedies granted hereunder.
9.6    Assignment by Lender. Lender shall not have the right to assign or transfer all or a portion of its interest in this Agreement, the Loan and the Loan Documents except to an Affiliate of Lender, and if and to the extent such are assigned, they shall inure to the benefit of Lender’s successors and assigns.
9.7    Amendments and Waivers. Except as otherwise provided herein, neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally or in writing, except that any term of this Agreement may be amended and the observance of any such term may be waived (either generally or in a particular instance and either retroactively or prospectively) with (but only with) the written consent of Borrower and Lender.
9.8    Attorneys’ Fees. In the event Borrower shall default in any of its obligations under this Agreement or the other Loan Documents, or both, and in Lender’s reasonable opinion it becomes necessary or proper to employ an attorney to assist in the enforcement or collection of the indebtedness evidenced by the Loan or to enforce compliance by Borrower with any of the provisions of the Loan Documents, or in the event Lender shall become a party to any suit or legal proceeding (including a proceeding conducted under any Bankruptcy law) to enforce collection of the indebtedness evidenced by the Loan or to enforce compliance by Borrower with any of the provisions of the Loan Documents, then Borrower agrees to pay reasonable attorneys’ fees and all of the costs that Lender may reasonably incur. Borrower shall be liable for such reasonable attorneys’ fees and costs whether or not any suit or proceeding is commenced.
9.9    Severability. If any term, covenant or condition of this Agreement, or the application thereof to any Person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other Persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
9.10    Binding Nature. All the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by any holder or holders at the time of the Note.
9.11    Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.
9.12    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
9.13    Governing Law. THIS AGREEMENT, THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND ANY DISPUTE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE GOVERNED BY THE INTERNAL LAWS AND DECISIONS OF THE STATE OF TEXAS, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.
9.14    Submission to Jurisdiction. BORROWER IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF THE STATE OF TEXAS, AND APPELLATE COURTS FROM ANY OF SUCH COURTS, AS LENDER IN ITS SOLE DISCRETION MAY ELECT, OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT BORROWER MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT HAS ANY SUCH SUIT, ACTION OR

PROCEEDING BROUGHT IN SUCH A COURT SHALL BE CONCLUSIVE AND BINDING UPON BORROWER. EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.4. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
9.15    Limitation of Liability. LENDER SHALL NOT HAVE ANY LIABILITY TO BORROWER (WHETHER SOUNDING IN TORT, CONTRACT, OR OTHERWISE) FOR LOSSES SUFFERED BY BORROWER, AND BORROWER HEREBY WAIVES AND RELEASES ANY CLAIMS IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO THE TRANSACTIONS OR RELATIONSHIPS CONTEMPLATED BY THIS AGREEMENT OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION HEREWITH, UNLESS (AND THEN ONLY TO THE EXTENT) IT IS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OR COURT ORDER BINDING ON LENDER THAT THE LOSSES WERE THE RESULT OF ACTS OR OMISSIONS CONSTITUTING GROSS NEGLIGENCE, WILLFUL MISCONDUCT, BREACH OF CONTRACT OR KNOWING OR GROSSLY NEGLIGENT VIOLATIONS OF APPLICABLE REQUIREMENTS OF LAW.
9.16    Waiver of Jury Trial. BORROWER AND LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LENDER AND BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH OR THE TRANSACTIONS RELATED THERETO.
9.17    Limited Recourse. Notwithstanding anything to the contrary contained in this Agreement or in any of the other Loan Documents, none of the obligations of Borrower hereunder or under any of the other Loan Documents, including, without limitation, any principal, interest, default interest, late charges or any costs or charges, shall be enforceable against any holder of any direct or indirect ownership interest in Borrower or any of its respective officers, directors, employees or agents (nor shall they have any personal liability to Lender under any of the Loan Documents). Nothing contained in this Section 9.17 shall affect or limit the ability of Lender to enforce any of its rights or remedies against the Borrower or any of its assets, provided the Lender agrees to look solely to the Borrower and its assets for satisfaction of the Obligations and in the event of a default shall not seek a deficiency judgment or personal judgment against any holder of any direct or indirect ownership interest in Borrower or any of its respective officers, directors, employees or agents.
THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED

BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[Signatures Appear On Next Page]

SIGNATURE PAGE TO LOAN AGREEMENT
IN WITNESS WHEREOF, Borrower and Lender have executed this instrument as of the day and year above written.
BORROWER:

HINES GLOBAL REIT II, INC.,
a Maryland corporation

By: /s/ Sherri W. Schugart
Name: Sherri W. Schugart
Title: President and Chief Executive Officer

LENDER:

HINES INTERESTS LIMITED PARTNERSHIP,
a Delaware limited partnership

By:    Hines Holdings, Inc.,
    a Texas corporation,
    its general partner

    By:    /s/ Keith Montgomery
Keith Montgomery
        Senior Vice President